Exhibit 5.1

July 24, 2025

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

Ladies and Gentlemen:

I am the General Counsel of FTI Consulting, Inc., a Maryland corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) and the filing thereof with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 676,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company (subject to stock splits and anti-dilution provisions of the “2017 Plan” (as hereafter defined)) available and reserved for issuance under the FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan, effective as of June 7, 2017 (the “Plan”), as amended by Amendment No. 1 effective as of June 3, 2020 (“Amendment No. 1”) and Amendment No. 2 effective as of June 5, 2025 (“Amendment No. 2” and, together with the Plan and Amendment No. 1, the “2017 Plan”). The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

As the Company’s General Counsel, I am generally familiar with the proceedings that the Company and its directors and stockholders have taken in connection with the authorization, reservation and registration of the Shares and the terms of the 2017 Plan.

I, or attorneys under my supervision, have examined copies of the Company’s Amended and Restated Charter, as further amended, Amended and Restated Bylaws, as further amended, the 2017 Plan, resolutions adopted by the Company’s Board of Directors and Compensation Committee relating to the above matters, and other records and documents, as well as made such investigation of matters of fact and law, as I have deemed necessary for the purpose of rendering the opinion herein expressed. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity of documents submitted to me as copies to the originals.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms of the 2017 Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Item 5 of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ CURTIS LU
General Counsel